Exhibit 10.4
                                     FORM OF

                                 PROMISSORY NOTE

$10,651,000                                              Date:   October 7, 2005
                                                                 Cleburne, Texas

      FOR VALUE RECEIVED, the receipt and sufficiency of which are acknowledged, Lothian Oil, Inc., a Delaware corporation ("Maker"), hereby promises to pay to the order of Walter G. Mize, as agent ("Agent") for ___________________________ (collectively "Holders"), at the address designated on the signature page of this Note or at such other place as Agent may designate by written notice to Maker, the principal sum herein below described ("Principal Amount"), in the manner and at the times provided and subject to the terms and conditions described herein. This Note has been executed by Maker in conjunction with the execution by Maker and Holders of that certain Securities Purchase Agreement of even date herewith pursuant to which Maker will purchase eight million (8,000,000) shares ("Shares") of United Heritage Corporation common stock from the Holders.

      1. Principal Amount and Interest.

            The Principal Amount means the sum of ten million six hundred fifty-one thousand dollars ($10,651,000). Interest on the unpaid Principal Amount shall accrue from the date of this Note at the annual rate to be determined quarterly as of each Interest Payment Date (as defined below) equal to the sum of the prime rate of interest fixed by CitiBank, N.A. (the "Prime Rate"), as of the date of this Note and on each Interest Payment Date, plus one percent (1%).

      2. Payment of Principal and Interest.

            Maker shall pay the Principal Amount, subject to Section 5 below, as follows:

            (a) an installment of $3,500,000 shall be due and payable on the date on which the Maker acquires 3,280,000 shares of common stock of United Heritage Corporation and warrants to purchase an additional 8,720,000 shares of common stock of United Heritage Corporation in accordance with the terms of that certain letter of intent dated August 9, 2005 and entered into by the Maker and United Heritage Corporation on August 10, 2005 (the "Acquisition Date");

            (b) an installment of $2,383,666 shall be due and payable on the first anniversary of the Acquisition Date;

            (c) an installment of $2,383,666 shall be due and payable on the second anniversary of the Acquisition Date; and

            (d) the Note will mature and an installment equal to the remaining unpaid Principal Amount shall be due and payable on the third anniversary of the Acquisition Date.

            Interest shall be payable in arrears with respect to each calendar quarter on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day") then such interest payment shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in New York, New York are required or authorized to be closed (a "Business Day").

            All checks or other instruments representing payment of the aforesaid installments shall be made payable to Agent or made in accordance with Agent's reasonable instructions to Maker.

      3. Security.

            As security for payment of the Principal Amount due under this Note, Maker shall pledge the Shares. Maker shall execute a Stock Pledge Agreement of even date herewith evidencing Holders' security interest in the Shares (the "Stock Pledge Agreement").

      4. Representations and Warranties: Maker represents and warrants that the following statements are true and correct:

            (a) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (including, without limitation, any court) is required, except such authorization or approval as has already been obtained, either for the grant by Maker of the security interest granted hereby or for the execution, delivery or performance of this Note by Maker.

            (b) The execution and delivery of this Note and the taking of any other action required or contemplated hereby shall not cause a default or event of default under any other agreement or commitment to which Maker is a party or by which it is bound.

      5. Prepayments.

            Maker shall have the right to prepay any portion of the Principal Amount without prepayment penalty or premium or discount.

      6. Late Charges.

            If Maker fails to pay any installment of the Principal Amount or interest within ten (10) days of the date when due, then Maker will pay a late charge of 1% or the maximum allowed under state law of the overdue installment, which ever is less (the "Late Charge").

      7. Manner of Payments/Crediting of Payments.

            Payments of any amount required hereunder shall be made in lawful money of the United States and shall be credited first against accrued but unpaid Late Charges, if any, thereafter against accrued but unpaid interest, if any, and thereafter against the unpaid balance of the Principal Amount.

      8. Interest Following Default.

            Following and during the continuance of an event of default, the outstanding Principal Amount of this Note shall bear interest at the highest rate allowed by law, but in no event more than 12%. In this regard, Holders reserve the right to add any accrued interest that is not paid when due to the Principal Amount.

      9. Default/Acceleration Upon Default.

            At the option of Holders, all or any part of the indebtedness of Maker hereunder shall immediately become due and payable, irrespective of any agreed maturity date, upon the happening of any of the following events of default:

            (a) If accrued interest or any installment of the Principal Amount under this Note is not paid within ten (10) days of the date when due;

            (b) If Maker shall breach any non-monetary condition or obligation imposed on Maker pursuant to the terms of this Note or the Stock Pledge Agreement, provided, however, that if any such breach is reasonably susceptible of being cured, Maker shall be entitled to a grace period of thirty (30) days following written notice of such event of default to cure;

            (c) If Maker shall make a general assignment for the benefit of creditors;

            (d) If a custodian, trustee, receiver, or agent is appointed or takes possession of any of the Shares or substantially all of the property of Maker;

            (e) If Maker shall be adjudicated bankrupt or insolvent or admit in writing Maker's inability to pay Maker's debts as they become due;

            (f) If Maker shall apply for or consent to the appointment of a custodian, trustee, receiver, intervenor, liquidator or agent of Maker, or commence any proceeding related to Maker under any bankruptcy or reorganization statute, or under any arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect;

            (g) If any petition is filed against Maker under the Bankruptcy Code and either (1) the Bankruptcy Court orders relief against Maker, or (2) such petition is not dismissed by the Bankruptcy Court within ninety (90) days of the date of filing; or

            (h) If any attachment, execution, or other writ is levied on any of the Shares substantially all of the assets of Maker and which is not be dismissed or stayed within sixty (60) days after the levy.

Maker shall notify Holder immediately if any event of default which is described in sub-section (c) through sub-section (h), above, occurs.

      10. Collection Costs and Attorneys' Fees.

            Maker agrees to pay Holders all reasonable costs and expenses, including reasonable attorneys' fees, paid or incurred by Holders in connection with the collection or enforcement of this Note or any instrument securing payment of this Note, including without limitation, defending the priority of such instrument or conducting a trustee sale thereunder. In the event any litigation is initiated concerning the enforcement, interpretation or collection of this Note, the prevailing party in any proceeding shall be entitled to receive from the non-prevailing party all costs and expenses including, without limitation, reasonable attorneys' and other fees incurred by the prevailing party in connection with such action or proceeding.

      11. Rights and Remedies Cumulative.

            Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen note, no right or remedy herein conferred upon or reserved to Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

      12. Waiver.

            No delay or omission by Holders to exercise any right or remedy arising upon any Event of Default shall impair the exercise of any such right or remedy or constitute a waiver of any such Event of Default. Every right and remedy given by this Note or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders. No provision of this Note may be waived unless in writing signed by Agent, and waiver of any one provision of this Note shall not be deemed to be a waiver of any other provision.

      13. Replacement Note.

            If this Note is mutilated and surrendered to Maker or if Holders claim and submit an affidavit or other evidence, satisfactory to Maker to the effect that this Note has been lost, destroyed or wrongfully taken, then Maker shall issue a replacement note.

      14. Notice.

            Any notice to either party under this Note shall be given by personal delivery or by express mail, Federal Express, DHL or similar airborne/overnight delivery service, or by mailing such notice by first class or certified mail, return receipt requested, addressed to such party at the address set forth below, or to such other address as either party from time to time may designate by written notice. Notices delivered by overnight delivery service shall be deemed delivered the next business day following consignment for such delivery service. Mailed notices shall be deemed delivered and received in accordance with this provision three (3) days after deposit in the United States mail.

      15. Usury Compliance.

            All agreements between Maker and Holders are expressly limited, so that in no event or contingency whatsoever, whether by reason of the consideration given with respect to this Note, the acceleration of maturity of the unpaid Principal Amount and interest thereon, or otherwise, shall the amount paid or agreed to be paid to Holders for the use, forbearance, or detention of the indebtedness which is the subject of this Note exceed the highest lawful rate permissible under the applicable usury laws. If, under any circumstances whatsoever, fulfillment of any provision of this Note shall involve transcending the highest interest rate permitted by law which a court of competent jurisdiction deems applicable, then the obligations to be fulfilled shall be reduced to such maximum rate, and if, under any circumstances whatsoever, Holders shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to the reduction of the unpaid Principal Amount under this Note and not to the payment of interest, or, if such excessive interest exceeds the unpaid balance of the Principal Amount under this Note, such excess shall be refunded to Maker. This provision shall control every other provision of all agreements between Maker and Holders.

      16. Governing Law and Jurisdiction.

            This Note shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Texas. Any action to enforce payment of this Note shall be filed and heard solely in the State District Court, Johnson County, Texas

                                         MAKER:

                                         LOTHIAN OIL INC.,



                                         By:
                                            ------------------------------------
                                            Ken Levy, President

                                         MAKER'S ADDRESS:
                                         500 5th Avenue, Suite 2600
                                         New York, New York 10110
                                         Attn: Mr. Ken Levy

                                         HOLDERS' AND AGENT'S ADDRESS:
                                         2 North Caddo Street
                                         Cleburne, Texas
                                         Attn: Walter G. Mize